                                                                   Exhibit 10.25

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of the 30th day of December, 2002, by and between Lodestar Investment Counsel, LLC, a Delaware limited liability company (hereinafter referred to as "Employer"), and William A. Goldstein (hereinafter called "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, Executive currently serves as President, Secretary and Treasurer of Lodestar Investment Counsel, Inc., an Illinois corporation ("Lodestar");

     WHEREAS, The PrivateBank and Trust Company, an Illinois banking association ("PrivateBank"), and PrivateBancorp, Inc., a Delaware corporation ("PVTB"), have entered into an Amended and Restated Unit Purchase Agreement by and among PrivateBank, PVTB, Employer, Lodestar and certain other parties named therein made effective as of September 4, 2002 (the "Purchase Agreement") for the purpose of PrivateBank's acquisition of 80% of the membership interests of Employer (the "Acquisition");

     WHEREAS, in connection with the Acquisition, Employer and Executive have agreed that Executive will be employed by Employer as of the effective date of the Acquisition;

     WHEREAS, Employer desires to employ Executive, and Executive desires to serve, as the Chief Executive Officer of Employer; and

     WHEREAS, Employer and Executive desire to supersede all prior agreements between Executive and Lodestar and enter into this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises herein contained and subject to the conditions precedent set forth herein, the parties agree as follows:

     1. Employment and Term.

          (a) Contingent upon Closing of Purchase Agreement. Executive's employment with Employer, and the terms of this Agreement, are contingent upon the consummation of the transactions contemplated in the Purchase Agreement. In the event the Purchase Agreement is terminated prior to the consummation of the transactions contemplated thereby, this Agreement shall be null and void.

          (b) Employment. Employer shall employ Executive as the Chief Executive Officer of Employer, and Executive shall so serve, for the term set forth in Paragraph 1(c).

          (c) Term. The initial term of Executive's employment under this Agreement shall commence on the effective date of the Acquisition (the "Effective Date") and end on the fifth anniversary date of such Effective Date (the "Initial Term"), subject to earlier termination as provided in Paragraph 7.

     2. Duties and Responsibilities.

          (a) The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by Employer in the conduct of its business. Executive's powers and authority shall be as prescribed by the Limited Liability Company Agreement of Employer dated as of December 30, 2002 (the "LLC Agreement") and shall include all those delegated to him by Lodestar prior to the Effective Date, together with the performance of such other duties and responsibilities as from time to time may be assigned to him by the Board of Managers of Employer (the "Board") consistent with the position of Chief Executive Officer. Executive shall report to the Board and Ralph B. Mandell, Chairman and Chief Executive Officer of PVTB and PrivateBank, or his successor, or on any Change in Control, to a person of similar seniority. Executive recognizes, that during the period of his employment hereunder, he owes an undivided duty of loyalty to Employer, and agrees to devote his full business time and attention to the performance of said duties and responsibilities and to use his best efforts to promote and develop the business of Employer. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of Employer and the goodwill pertaining thereto, Executive shall perform his duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by Employer and the industry from time to time. Executive will not perform any duties for any other business without the prior written consent of Employer, and may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of his duties under this Agreement. During the period of employment, Executive agrees to serve as a member of the Board, as well as to serve as a member of any committee of any said Board, to which he may be elected or appointed.

          (b) Notwithstanding that this Agreement provides for the employment of Executive as Employer's Chief Executive Officer, nothing herein contained shall assure Executive, nor in any manner be construed to constitute an agreement by Employer to continue the employment of Executive after the expiration of the Initial Term in such capacity or in any other capacity.

     3. Base Salary. For services performed by Executive for Employer pursuant to this Agreement during the period of Executive's employment with Employer, Employer shall pay Executive a base salary at the rate of one hundred thousand dollars ($100,000.00) per year, payable in substantially equal installments in accordance with PrivateBank's regular payroll practices. Any compensation which may be paid to Executive under any additional compensation or incentive plan of Employer or PVTB or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which Executive shall be entitled under this Agreement. Executive's base salary shall be subject to review from time to time, and Employer may (but is not required to) increase the base salary as the Board, in its discretion, may determine.

     4. Annual Bonuses. For each calendar year during Executive's employment, Executive shall be eligible to participate in Employer's employee bonus pool (the "Bonus Pool") which shall include not less than thirty-five percent (35%) of the quarterly Revenues of Employer. "Revenues" shall be determined in accordance with generally accepted accounting principles; provided that for any partial calendar year, "Revenues" shall only include Revenues of Employer received after the Effective Date. The Bonus Pool shall be allocated such that Executive shall receive at least thirty-five percent (35%) of the revenues attributable to Executive's designated accounts (as determined in accordance with Employer's policies which shall not be altered except with the unanimous approval of the Board and each executive of Employer affected thereby).

     5. Equity Incentive Compensation. During the term of employment hereunder, Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by PVTB, including any plan providing for the granting of options to purchase stock.

     6. Other Benefits. In addition to the compensation described in Paragraphs 3, 4 and 5, above, Executive shall also be entitled to the following:

          (a) Participation in Benefit Plans. Executive shall be entitled to participate in all of the various retirement, welfare, fringe benefit, and expense reimbursement plans, programs and arrangements of PVTB, PrivateBank or Employer to the extent Executive is eligible for participation under the terms of such plans, programs and arrangements, including, but not limited to non-qualified retirement programs and deferred compensation plans; provided that such benefits shall be consistent with the benefits provided to similarly situated officers of PVTB and PrivateBank; provided, however, that any benefits Executive receives from Employer shall offset any comparable benefits provided by PVTB and PrivateBank to their employees generally for which Executive is eligible for participation in accordance herewith.

          (b) Vacation. Executive shall be entitled to eight (8) weeks of vacation per calendar year (prorated for any partial calendar year during the Initial Term) or, if greater, such number of days of vacation with pay during each calendar year during the period of employment in accordance with Employer's applicable personnel policy as in effect from time to time.

          (c) Expense Reimbursement. Employer shall reimburse Executive's reasonable expenses incurred in performing services hereunder, which are incurred and accounted for in accordance with Employer's policies and procedures applicable thereto, which policies and procedures shall be similar to those applicable to officers of PVTB and PrivateBank.

          (d) Other Benefits. During the term of employment hereunder, Executive shall be entitled to receive such other benefits and perquisites consistent with past practices for such Executive at Lodestar as disclosed by Lodestar to PVTB prior to the date hereof.

     7. Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 7, Employer shall continue to employ Executive and Executive shall remain employed by Employer during the Initial Term as set forth in Paragraph 1(c). Paragraph 8 hereof sets forth certain obligations of Employer in the event that Executive's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 7 and in Paragraph 8 hereof are defined in Paragraph 7(d), below.

          (a) Death; Disability; Retirement. Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination (as hereinafter defined) payment obligations of Employer, Executive's employment with Employer shall terminate immediately as of the Date of Termination in the event of Executive's death, in the event that Executive becomes Disabled (as hereinafter defined), or in the event that Executive retires upon or after attaining age 65, prior to the fifth anniversary of the Effective Date for personal or spousal health reasons or after such fifth anniversary for any reason ("Retirement"). The Board shall promptly give Executive written notice of any such determination of Executive's Disability and of any decision of the Board to terminate Executive's employment by reason thereof. In the event of Disability, until the Date of Termination, the base salary payable to Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to Executive in accordance with any disability policy or program provided by Employer.

          (b) Discharge for Cause. In accordance with the procedures hereinafter set forth, the Board may discharge Executive from his employment hereunder for Cause (as hereinafter defined). Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of Employer, Executive's employment with Employer shall terminate immediately as of the Date of Termination in the event Executive is discharged for Cause. Any discharge of Executive for Cause shall be communicated by a Notice of Termination to Executive given in accordance with Paragraph 14 of this Agreement.

          (c) Termination for Other Reasons. Employer may discharge Executive without Cause by giving written notice to Executive in accordance with Paragraph 14. Executive may resign from his employment with or without Good Reason, by giving written notice to Employer in accordance with Paragraph 14 at least thirty (30) days prior to the Date of Termination; provided, however, that no resignation shall be treated as a resignation for Good Reason unless the written notice thereof is given within sixty (60) days after the occurrence which constitutes "Good Reason", except for Good Reason determined pursuant to clause (G) or (H) of Paragraph 7(d)(vi). Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of Employer, Executive's employment with Employer shall terminate immediately as of the Date of Termination in the event Executive is discharged without Cause or resigns.

          (d) Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

               (i) "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) Executive's base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid,
          (B) the amount of any deferred compensation and other cash compensation accrued by Executive as of the Date of Termination to the extent not theretofore paid, including any amounts attributable to Executive's participation in the Bonus Pool for revenues received by Employer through the Date of Termination relating to Executive's designated accounts, determined in accordance with Paragraph 4, (C) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination to the extent not theretofore paid, (D) any grants and awards vested or accrued under any equity-based incentive compensation plan or program, and (E) all other benefits which have accrued as of the Date of Termination. For the purpose of this Paragraph 7(d)(i), except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation, other than participation in the Bonus Pool, shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

               (ii) "Cause" shall mean: (A) theft or embezzlement by Executive from Employer or any of its subsidiaries or affiliates, (B) Executive's conviction of a felony, (C) Executive's drug use or intoxication on the job, (D) a material breach of this Agreement by Executive that is not cured within thirty (30) days of his or her receipt of written notice thereof from Employer, or (E) Executive's statutory disqualification from acting as an investment adviser or an investment adviser representative under federal or state law.

               (iii) "Change in Control" of any Person shall mean any of the following: (A) any sale, transfer or issuance or series of sales, transfers and/or issuances of the equity interests in such Person which results in any other Person or Persons owning a majority of the equity interests in such Person, or (B) any recapitalization, reorganization, reclassification, merger, consolidation or exchange to which such Person is a party and as a result of which any other Person or Persons owns a majority of the equity interests in such Person.

               (iv) "Date of Termination" shall mean (A) in the event of a discharge of Executive for or without Cause, the date Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a resignation by Executive, the date specified in the written notice to Employer, which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of Executive's death, the date of Executive's death, (D) in the event of termination of Executive's employment by reason of Disability pursuant to Paragraph 7(a), the date Executive receives written notice of such termination, and (E) in the event of Executive's Retirement pursuant to Paragraph 7(a), the date specified in the written notice to Employer, which date shall be no less than thirty (30) days from the date of such written notice.

               (v) "Disabled" and "Disability" shall mean that Executive will be deemed to be disabled upon the earlier of (A) the end of a six (6) consecutive month period, or of an aggregate period of nine (9) months out of any consecutive twelve (12) months, during which, by reason of physical or mental injury or disease, Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (B) the date that a reputable physician selected by the Board, and as to whom Executive has no reasonable objection, determines in writing that Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of Executive's usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether Executive is disabled, upon reasonable request therefor by the Board, Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.

               (vi) "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances; provided, that (other than with respect to clause (G) or (H) below) Executive gives Employer written notice of such circumstances and Employer has not cured such circumstances within thirty (30) days of its receipt of notice thereof: (A) material and adverse diminution in Executive's position, duties, responsibilities or authority (except during periods when Executive is unable to perform all or substantially all of Executive's duties and/or responsibilities due to Disability); (B) a material breach of any term of this Agreement by Employer; (C) any reduction in Executive's base salary; (D) Executive is required by Employer to relocate his permanent residence; (E) any amendment to Sections 5.01, 5.02 or 5.03 of the LLC Agreement that is made in contravention of the approvals required for such amendment to be effectuated pursuant to Section 13.05 of the LLC Agreement; (F) the failure of PVTB to nominate Executive for a second three-year term (or the then-current length of the term applicable to members of PVTB's board of directors) as a director of PVTB following his initial three-year term on the board of directors of PVTB; (G) Executive terminates his employment within the ninety (90) day period immediately following the twelve (12)-month anniversary of a Change in Control of PVTB or any subsidiary of PVTB if such subsidiary is then a Member (as defined in the LLC Agreement) of Employer; (H) Executive terminates his employment within the ninety (90) day period immediately following the twelve (12)-month anniversary of a Change in Control of Employer; or (I) any reduction in the Bonus Pool which causes Executive's allocation pursuant to Paragraph 4 hereof to be less than thirty-five percent (35%) of the revenues attributable to Executive's designated accounts.

               (vii) "Notice of Termination" shall mean a written notice which
          (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (C) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date.

               (viii) All capitalized terms used in this Paragraph 7(d) but not otherwise defined herein shall have the definitions ascribed to them in LLC Agreement.

     8. Obligations of Employer Upon Termination. The following provisions describe the obligations of Employer to Executive under this Agreement upon termination of employment. Employer and Executive agree that any and all membership interests in Employer owned by Executive as of the Date of Termination shall be treated as set forth in the LLC Agreement. Upon a termination of Executive's employment for any reason other than (a) by Employer for Cause or (b) by Executive without Good Reason, (x) Executive will be eligible to receive health insurance benefits under the applicable plans at premium rates on the same "cost-sharing" basis as was in effect immediately prior to such termination until Executive is Medicare eligible, and (y) Employer will provide office space and office services to Executive for a reasonable period of time, not to exceed twelve (12) months, provided that Executive does not compete with Employer (as described in Paragraph 12) during such period. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which Executive may have under applicable law, under any other agreement with Employer or any of its affiliates or subsidiaries, or under any compensation or benefit plan, program, policy or practice of Employer or any of its affiliates or subsidiaries.

          (a) Death, Disability, Retirement, Discharge for Cause, or Resignation Without Good Reason. In the event Executive's employment with Employer terminates pursuant to Paragraph 7(a) by reason of the death, Disability or Retirement of Executive, or pursuant to Paragraph 7(b) by reason of the discharge of Executive by Employer for Cause, or pursuant to Paragraph 7(c) by reason of the resignation of Executive other than for Good Reason, Employer shall pay to Executive, or his heirs or estate, in the event of Executive's death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to Executive.

          (b) Discharge Without Cause or Resignation for Good Reason. In the event that Executive's employment with Employer terminates pursuant to Paragraph 7(c) by reason of the discharge of Executive by Employer other than for Cause or other than due to Executive's death, Disability, or Retirement, or by reason of the resignation of Executive for Good Reason:

               (i) Employer shall pay all Accrued Obligations to Executive in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan or policy as applicable to Executive;

               (ii) Employer shall continue to pay for a period of eighteen (18) months (the "Severance Period") the (A) Executive's then-current annual base salary, and (B) bonus amount received by Executive, if any, for the year immediately preceding the year in which such termination of employment occurs, payable in substantially equal monthly installments in accordance with Employer's regular payroll practices; and

               (iii) Employer shall continue, for the Severance Period, Executive's right to maintain COBRA continuation coverage under the applicable plans at premium rates on the same "cost-sharing" basis as the applicable premiums paid for such coverage by active executives.

          (c) Effect on Other Amounts. The payments provided for in this Paragraph 8 shall be in addition to all other sums then payable and owing to Executive, shall be subject to applicable federal and state income and other withholding taxes and shall be in full settlement and satisfaction of all of Executive's claims and demands. Upon termination of Executive's employment with Employer, Employer shall have no obligations under this Agreement, other than its obligations under this Paragraph 8, and Executive shall have no obligations under this Agreement, other than Executive's obligations under Paragraphs 11 and 12 hereof (to the extent applicable).

          (d) Conditions. Any payments or benefits made or provided pursuant to this Paragraph 8 are subject to Executive's:

               (i) compliance with the provisions of Paragraphs 11 and 12 hereof (to the extent applicable);

               (ii) delivery to Employer of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Attachment A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

               (iii) delivery to Employer of a resignation from all offices and fiduciary positions (including membership on the Board and membership on PVTB's board of directors) with Employer, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due under this Paragraph 8 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

     9. Dispute Resolution. In the event any dispute arises and the parties after good faith efforts are unable to agree as to the calculation of the amounts payable under this Agreement, it shall be settled in accordance with the majority opinion of a committee consisting of an accountant chosen by Employer, an accountant chosen by Executive and an independent accountant acceptable to both Executive and Employer, as the case may be. The committee's determination shall be binding and conclusive on the parties hereto. Employer shall pay all fees and expenses of the dispute resolution.

     10. Enforcement. In the event Employer shall fail to pay any amounts due to Executive under this Agreement as they come due, Employer agrees to pay interest on such amounts at a rate equal to the prime rate (as from time to time published in The Wall Street Journal (Midwest Edition) plus four percent (4%) per annum.

     11. Confidential Information. Executive shall not at any time during or following his employment hereunder, directly or indirectly, disclose or use on his behalf or another's behalf, publish or communicate, except in the course of his employment and in the pursuit of the business of Employer or any of its subsidiaries or affiliates, any proprietary information or data of Employer or any of its subsidiaries or affiliates, which is not generally known to the public or which could not be recreated through public means and which Employer may reasonably regard as confidential and proprietary. Executive recognizes and acknowledges that all knowledge and information which he has or may acquire in the course of his employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of Employer or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with Employer are its sole valuable property, and shall be held by Executive in confidence and in trust for their sole benefit. All records of every nature and description which come into Executive's possession, whether prepared by him, or otherwise, shall remain the sole property of Employer, and upon termination of his employment for any reason, said records shall be left with Employer as part of its property.

     12. Non-Solicitation; Non-Competition. (a) Executive acknowledges that Employer and any of its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their clients, customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money, and but for his employment hereunder, he would not have had contact with such clients, customers and employees. Executive agrees that (x) during Executive's employment with Employer and for a period equal to the Severance Period, if any, (if the termination of employment was by Employer without Cause or by Executive for Good Reason) or (y) during Executive's employment with Employer and, if Executive's employment terminates prior to the fifth anniversary of the Effective Date, for the remainder of the period from the Date of Termination through and including the fifth anniversary of the Effective Date (if such termination was by Employer for Cause or by Executive without Good Reason or due to Executive's Disability) (the "Non-Compete Period"), he will not (except in his capacity as an executive of Employer) directly or indirectly, for his own account, or as an agent, executive, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the Market Area (as hereinafter defined):

               (i) solicit or induce, or attempt to solicit or induce any client or customer of Employer (and with respect to Employer's subsidiaries or affiliates, any client or customer of such subsidiaries and affiliates with whom Executive had contact, or who was identified to Executive, during his employment with Employer) not to do business with Employer or any of its subsidiaries or affiliates;

               (ii) solicit or induce, or attempt to solicit or induce, any executive, employee, member of the Board, independent contractor, or agent of Employer (and with respect to Employer's subsidiaries or affiliates, any executive, employee, member of the board of directors or managers, as applicable, independent contractor, or agent of such subsidiaries and affiliates with whom Executive had contact, or who was identified to Executive, during his employment with Employer) to terminate his or her relationship with Employer or any of its subsidiaries or affiliates; or

               (iii) carry on or be engaged in any business which is similar to or in competition with Employer as it exists on the Date of Termination.

     For purposes of this Agreement, "Market Area" shall be an area encompassed within a twenty-five (25) mile radius surrounding any place of business of Employer (existing or specifically planned as of the Date of Termination of employment).

     The foregoing provisions shall not be deemed to prohibit (i) Executive's ownership, not to exceed five percent (5%) of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market or (ii) Executive serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of his duties hereunder or conflict with the business of Employer.

     Notwithstanding anything in the foregoing to the contrary, in the event Employer terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, Executive may elect to waive any and all rights he has to any severance payments or benefits hereunder or otherwise, and the foregoing provisions of this Paragraph 12(a) shall be of no further force and effect.

          (b) In addition to the foregoing, Executive agrees that during Executive's employment with Employer and after the termination of his employment with Employer for any reason he will not solicit any business, which is similar to or in competition with the business conducted by Employer as of the Date of Termination, from any client referred to Lodestar or Employer directly by PVTB or its affiliates or from any client that is under the primary coverage of another principal or investment professional of Employer. Further, Executive agrees that he shall not accept any business, which is similar to or in competition with the business conducted by Employer as of the Date of Termination, from any such client (even if not initially solicited by Executive) for a period of two
     (2) years from the date his employment with Employer is terminated for any reason. The list of clients included within the scope of this provision will be agreed upon by PVTB, Employer, Executive and the other executive officers of Employer from time to time.

          13. Remedies. Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Paragraphs 11 and 12 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect Employer and its legitimate and proprietary business interests and property from irreparable harm. Executive acknowledges and agrees that (a) a breach of any of the covenants and provisions contained in Paragraphs 11 or 12 above, will result in irreparable harm to the business of Employer, (b) a remedy at law in the form of monetary damages for any breach by him of any of the covenants and provisions contained in Paragraphs 11 and 12 is inadequate, (c) in addition to any remedy at law or equity for such breach, Employer shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and (d) the covenants on his part contained in Paragraphs 11 and 12, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by Employer of said covenants. In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive's obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

          14. Notices. Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party (a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case, to the party at the following address(es) or telecopy numbers:

     (a) If to Executive, at the address set forth on the signature page hereof.

     (b)  If to Employer:

          Lodestar Investment Counsel, LLC
          208 South LaSalle Street
          Suite 1710
          Chicago, Illinois 60604
          Attn: William A. Goldstein
          Telecopy No.:  (312) 630-9669

          With a copy to:

          Vedder, Price, Kaufman & Kammholz
          222 North LaSalle Street
          Chicago, Illinois 60601
          Attn:  Jennifer R. Evans
          Telecopy No.:  312-609-5005

or to such other address(es) or telecopy number(s) as any party may designate by Written Notice in the aforesaid manner.

     15. Indemnification.

          (a) In the event that legal action is instituted against Executive, by anyone other than Employer, during or after the Initial Term based on the performance or nonperformance by Executive of his duties hereunder, Employer will assume the defense of such action by its attorneys or attorneys selected by Executive reasonably satisfactory to Employer and advance the costs and expenses thereof (including reasonable attorneys' fees) without prejudice to or waiver by Employer of its rights and remedies against Executive. In the event that there is a final judgment entered against Executive in any such litigation, and Employer's Board determines that Executive should, in accordance with its certificate of formation, operating agreement, or insurance, reimburse such entities, Executive shall be liable to Employer for all such costs and expenses paid or incurred by them in the defense of any such litigation (the "Reimbursement Amount"). The Reimbursement Amount shall be paid by Executive within thirty (30) days after rendition of the final judgment. Employer shall be entitled to set off the reimbursement amount against all sums which may be owed or payable by Employer to Executive hereunder or otherwise. The parties shall cooperate in the defense of any asserted claim, demand or liability against Executive or Employer or its subsidiaries or affiliates. The term "final judgment" as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.

     (b) The rights to indemnification under this Paragraph 15 shall be in addition to any rights which Executive may now or hereafter have under the certificate of formation or operating agreement of Employer or any of its affiliates or subsidiaries, under any insurance contract maintained by Employer or any of its affiliates or subsidiaries, or any agreement between Executive and Employer or any of its affiliates or subsidiaries.

     16. Full Settlement; No Mitigation. Employer's obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

     17. Payment in the Event of Death. In the event payment is due and owing by Employer to Executive under this Agreement upon the death of Executive, payment shall be made to such beneficiary as Executive may designate in writing, or failing such designation, then the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of Executive, shall be entitled to receive all amounts owing to Executive at the time of death under this Agreement. Such payments shall be in addition to any other death benefits of Employer and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.

     18. Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to Executive's employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters, except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement, or as otherwise expressly contemplated by this Agreement.

     19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the successors and assigns of Employer. Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or membership interest, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of Employer in accordance with the operation of law, and such successor shall be deemed the "Employer" for purposes of this Agreement.

     20. Tax Withholding. Employer shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of Employer to or for the benefit of Executive under this Agreement or otherwise. Employer may, at its option: (a) withhold such taxes from any cash payments owing from Employer to Executive, (b) require Executive to pay to Employer in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with Executive to satisfy such withholding obligations.

     21. No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

     22. Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     23. Jurisdiction and Governing Law. Except as provided in Paragraph 9, jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws.

     24. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     25. Survival. Provisions of this Agreement shall survive the Initial Term and the termination of Executive's employment with Employer to the extent provided herein.

     26. Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

     27. Amendment. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

     28. Construction. The language used in this Agreement will be deemed to be the language chosen by Employer and Executive to express their mutual intent and no rule of strict construction shall be applied against any person. Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the Paragraphs of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ATTEST:                                 LODESTAR INVESTMENT COUNSEL, LLC

         /s/ Robert Dearborn            By: /s/  William A. Goldstein
----------------------------------         -----------------------------------
                                        Title:  Manager

                                        EXECUTIVE

Address: 208 S. LaSalle Street          /s/ William A. Goldstein
         Suite 1710                     -------------------------------------
         Chicago, Illinois  60604       William A. Goldstein

                                               Exhibit A to Employment Agreement


                         RELEASE AND SEVERANCE AGREEMENT

     THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this ____ day of _________, _____ by and between Lodestar Investment Counsel, LLC ("EMPLOYER") and William A. Goldstein (hereinafter "EXECUTIVE").

     EXECUTIVE'S employment with EMPLOYER terminated on __________, ______; and EXECUTIVE has voluntarily agreed to the terms of this Release and Severance Agreement in exchange for severance benefits under the Employment Agreement ("Employment Agreement") to which EXECUTIVE otherwise would not be entitled.

     NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement, EXECUTIVE on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge EMPLOYER, its officers, directors, Executives, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorneys' fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from EMPLOYER, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

     In consideration for the promises, covenants and payments described herein, EMPLOYER fully releases EXECUTIVE and his agents, representatives, attorneys, assigns, heirs, executors, and administrators from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, which EMPLOYER may have and which are known by EMPLOYER as of the date hereof (and except as otherwise set forth herein), regarding any act that occurred up to and including the date on which EXECUTIVE signs this Release and Severance Agreement, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with EXECUTIVE'S employment or his separation of employment from EMPLOYER.

     EXECUTIVE acknowledges that EXECUTIVE'S obligations pursuant to Paragraphs 11 and 12, of the Employment Agreement relating to the use or disclosure of confidential information, non-competition, and non-solicitation of customers and employees shall continue to apply to EXECUTIVE and that any claims, actions, causes of action, suits, damages, and remedies of any type of EMPLOYER resulting from EXECUTIVE'S breach of such Paragraphs are not released by the immediately preceding paragraph of this Release and Severance Agreement.

     This Release and Settlement Agreement supersedes any and all other agreements between EXECUTIVE and EMPLOYER except agreements relating to proprietary or confidential information belonging to EMPLOYER, and any other agreements, promises or representations relating to severance pay or other terms and conditions of employment are null and void.

     This release does not affect EXECUTIVE'S right to any benefits to which EXECUTIVE may be entitled under any Executive benefit plan, program or arrangement sponsored or provided by EMPLOYER, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein.

     EXECUTIVE and EMPLOYER acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, EXECUTIVE acknowledges and agrees that:

          (a) The severance benefits exceed the nature and scope of that to which he would otherwise have been legally entitled to receive.

          (b) Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is his knowing and voluntary act;

          (c) He has been advised by EMPLOYER to consult with his personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

          (d) He has had at least twenty-one (21) calendar days within which to consider this Agreement;

          (e) He has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

          (f) He has read and fully understands the terms of this Agreement; and

          (g) Nothing contained in this Agreement purports to release any of EXECUTIVE'S rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

 LODESTAR INVESTMENT COUNSEL, LLC             EXECUTIVE

 By:
    ------------------------------            --------------------------------
 Its:                                         William A. Goldstein
     -----------------------------

                                      A-2